Exhibit 99.1

JACK L. STAHL APPOINTED TO SAKS INCORPORATED’S

BOARD OF DIRECTORS

	Contact:	Julia Bentley
(865) 981-6243
FOR IMMEDIATE RELEASE		www.saksincorporated.com

New York, New York (January 17, 2012)—Retailer Saks Incorporated (NYSE: SKS) (“Saks” or the “Company”) today announced that Jack L. Stahl, 58, was appointed to the Company’s Board of Directors effective January 16, 2012. He also will serve on the Audit Committee of the Company’s Board of Directors.

Mr. Stahl has over thirty years of management, finance, and consumer products experience and currently devotes his time primarily to serving on both corporate and not-for-profit boards and advisory work. From 2002 through 2006, he served as President and Chief Executive Officer of Revlon, Inc., where he led and strengthened the $1.3 billion cosmetics and personal products business. Prior to joining Revlon, Mr. Stahl spent over twenty years with The Coca-Cola Company. He joined Coca-Cola in 1979 and moved through the ranks in the company’s finance department, becoming Chief Financial Officer at the age of 36. Subsequent to that, he held various operational roles of increasing responsibility, eventually serving as President and Chief Operating Officer of the then-$20 billion consumer soft drink company. He began his career at Arthur Andersen after earning a Bachelor of Arts in Economics from Emory University and his MBA from the Wharton School of the University of Pennsylvania. Mr. Stahl also is the author of a book entitled, Lessons of Leadership: The 7 Fundamental Management Skills for Leaders at All Levels.

Mr. Stahl also serves on the Boards of Directors of Dr Pepper Snapple Group, Inc. (NYSE: DPS), privately-owned fragrance and beauty products company Coty, Inc., and Delhaize Group, a Belgium-based food retailer.

Stephen I. Sadove, Chairman and Chief Executive Officer of Saks, commented, “We are extremely pleased that Jack Stahl will join our Board of Directors. His exceptional finance, leadership, operations, and strategic business background will make him an outstanding contributor to our Board.”

The Company also announced that Ronald de Waal, Chairman of WE International, B.V., a Netherlands retail and fashion company, and Christopher (Chris) J. Stadler, Managing Partner of CVC Capital Partners, both resigned from the Company’s Board of Directors effective January 16, 2012, each citing that their future schedules were not likely to allow sufficient time to devote to their Saks Board responsibilities.

Sadove noted, “I would like to thank both Ronald de Waal and Chris Stadler for their invaluable counsel to the Board, the Company, and to me over the last several years. Ronald’s Board tenure began in 1985, and Chris has served since 2000. Both were instrumental as we divested our traditional department store businesses and began to focus on Saks Fifth Avenue as a stand-alone company.

More recently, they made tremendous contributions that helped Saks emerge from the recession a much stronger company, positioning us for long-term success.”

Saks Incorporated operates 46 Saks Fifth Avenue stores, 61 Saks OFF 5TH stores, and saks.com.

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